Exhibit 99.4(i)

PROTECTIVE LIFE INSURANCE COMPANY	[P. O. BOX 1928 BIRMINGHAM, ALABAMA 35282-8238]

RIDER SCHEDULE

Contract # [ VA100000001 ]	Reset Date: [ May 1, 2016 ]

Covered Person 1: [ John Doe ]	Annual Benefit Cost on the Reset Date: [ 1.00% ]

Covered Person 2: [ N/A ]	Optimal Withdrawal Amount on the Reset Date: [ $4,865.40 ]

Maximum Annuity Date: [ Jan 15, 2046 ]	Protected Lifetime Payment on the Reset Date: [ $4,865.40 ]

PROTECTIVE INCOME MANAGERSM AMENDMENT

We are amending your Contract to update the Protective Income Manager Rider Schedule and Payment Factors that apply on and after the Reset Date shown above.

Signed for the Company and made a part of the Contract as of the Reset Date.

PROTECTIVE LIFE INSURANCE COMPANY

Secretary

IPV-2169-R2	8/11

Protective Income Manager Payment Factors

(as of the Reset Date)

Assumed Interest Rate on the Reset Date: [ 3.00% ]

(Used only for calculating the payment factors)

[ * ] Attained Age of the [ Younger ] Covered Person	Payment Factor
[ 94 ]	[ 1.00000 ]
[ 93 ]	[ 0.50980 ]
[ 92 ]	[ 0.34649 ]
[ 91 ]	[ 0.26489 ]
[ 90 ]	[ 0.21599 ]
[ 89 ]	[ 0.18342 ]
[ 88 ]	[ 0.16020 ]
[ 87 ]	[ 0.14282 ]
[ 86 ]	[ 0.12932 ]
[ 85 ]	[ 0.11855 ]
[ 84 ]	[ 0.10976 ]
[ 83 ]	[ 0.10245 ]
[ 82 ]	[ 0.09629 ]
[ 81 ]	[ 0.09103 ]
[ 80 ]	[ 0.08648 ]
[ 79 ]	[ 0.08252 ]
[ 78 ]	[ 0.07904 ]
[ 77 ]	[ 0.07596 ]
[ 76 ]	[ 0.07321 ]
[ 75 ]	[ 0.07075 ]
[ 74 ]	[ 0.06854 ]
[ 73 ]	[ 0.06654 ]
[ 72 ]	[ 0.06472 ]
[ 71 ]	[ 0.06306 ]
[ 70 ]	[ 0.06155 ]
[ 69 ]	[ 0.06016 ]
[ 68 ]	[ 0.05888 ]
[ 67 ]	[ 0.05770 ]
[ 66 ]	[ 0.05662 ]
[ 65 ]	[ 0.05561 ]
[ 64 ]	[ 0.05467 ]
[ 63 ]	[ 0.05380 ]
[ 62 ]	[ 0.05298 ]
[ 61 ]	[ 0.05223 ]
[ 60 ]	[ 0.05152 ]

[ * Prior to the Maximum Annuity Date ]